Exhibit 10.3

For Grants Made to Non-Employee Directors

COINSTAR, INC.

1997 Amended and Restated Equity Incentive Plan

STOCK OPTION GRANT NOTICE

Coinstar, Inc. (the “Company”) hereby grants to Non-Employee Director an Option (the “Option”) to purchase shares of the Company’s Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), the Stock Option Agreement, the Company’s 1997 Amended and Restated Equity Incentive Plan (the “Plan”) and the Amended and Restated Equity Grant Program for Nonemployee Directors under the Plan (the “NED Program”), which are attached to and incorporated into this Grant Notice in their entirety.

Participant:

Identification Number (SS#):

Address:

Option Number:

Grant Date:

Type of Option:

Number of Shares Subject to Option:

Exercise Price (per Share):

Total Option Price:

Vesting Commencement Date:

Vesting and Exercisability Schedule:

Option Expiration Date:	______________ (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Additional Terms/Acknowledgement: The undersigned Non-Employee Director acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, the Plan and the Program. Non-Employee Director further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement, the Plan and the Program set forth the entire understanding between Non-Employee Director and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

COINSTAR, INC.	NON-EMPLOYEE DIRECTOR

Attachments:

1.	Stock Option Agreement

2.	1997 Amended and Restated Equity Incentive Plan

3.	NED Program

COINSTAR, INC.

1997 Amended and Restated Equity Incentive Plan

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Coinstar, Inc. (the “Company”) has granted you an Option under its 1997 Amended and Restated Equity Incentive Plan (the “Plan”) and the Amended and Restated Equity Grant Program for Nonemployee Directors under the Plan (the “NED Program”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that vesting will cease upon termination of your service relationship with the Company and the unvested portion of the Option will terminate.

2. Securities Law Compliance. At the present time, the Company has an effective registration statement with respect to the Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. The exercise of the Option must also comply with any other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following, to the extent permitted by applicable law: (a) by cash; (b) by check acceptable to the Company; (c) if the Common Stock is registered under the Exchange Act, by using shares of Common Stock you have owned for at least six months; or (d) if the Common Stock is registered under the Exchange Act, by irrevocably instructing a broker to deliver to the Company the total payment required.

4. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your service relationship with the Company for any reason (the “Service Termination Date”). You must exercise the vested portion of the Option on or before the earlier of (i) twelve months after your Service Termination Date or (ii) the Option Expiration Date.

It is your responsibility to be aware of the date the Option terminates.

5. Effect of Certain Transactions. In the event of a merger, reorganization or sale of substantially all of the assets of the Company, the vesting of the Option shall accelerate such that the Option may be exercised with respect to 100% of the shares, and the Option shall terminate if not exercised prior to such event.

6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonstatutory Stock Options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

7. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

8. Option Not a Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute a service contract or confer or be deemed to confer any right for you to continue in the service of, or to continue any other relationship with, the Company or any related corporation or limit in any way the right of the Company or any related corporation to terminate your relationship at any time.

9. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within twelve months of the Service Termination Date or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service relationship for any reason even if the termination is in violation of an obligation of the Company or a related corporation to you.

10. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.